Exhibit 99 (b)

B. F. SAUL REAL ESTATE
Investment Trust

7501 WISCONSIN AVENUE, SUITE 1500E, BETHESDA, MARYLAND 20814
(301) 986-6000

June 19, 2014

Saul Holdings Limited Partnership
c/o Saul Centers, Inc.
Attn: Page Lansdale, President & COO
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814

Saul Centers, Inc.
Attn: Page Lansdale, President & COO
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814

RE:    Agreement Regarding Twinbrook Area Properties

Mr. Lansdale:
On February 19, 2014, with your prior knowledge, the B.F. Saul Real Estate Investment Trust (the “Trust”) purchased approximately 6.75 acres of land at 1592 Rockville Pike, Rockville, Maryland (the “Trust Twinbrook Property”). The Trust understands that it has certain obligations pursuant to the terms of the Exclusivity and Right of First Refusal Agreement dated as of August 26, 1993 by and among the Trust, Saul Centers, Inc. (“Saul Centers”), the general partner of Saul Holdings Limited Partnership (“Holdings”), and various other affiliated entities (the “Agreement”) and it wishes to memorialize its understanding with Saul Centers with respect thereto.
To the extent that the Agreement would have been applicable to the purchase of the Trust Twinbrook Property by the Trust, Saul Centers hereby waives compliance with the terms of the Agreement with respect to the Trust Twinbrook Property under the following conditions:

a.
the Trust Twinbrook Property shall be deemed a “First Right Property” as such term is defined in the Agreement and, as a result, Saul Centers shall have a right of first refusal to acquire the Trust Twinbrook Property if and when the Trust, in its sole discretion, elects to sell; and

b.
the Trust and Saul Centers shall cooperate reasonably and in good faith to coordinate their respective development plans for their respective Twinbrook Properties to minimize any disruptions to their respective development plans.

Please indicate your agreement and acceptance of the terms of this letter by signing where indicated below and returning one executed copy of this letter to me. Upon execution by both parties, this agreement will be effective as of February 19, 2014.

Sincerely yours,

/s/Patrick T. Connors
Name: Patrick T. Connors
Title: Vice President

AGREED AND APPROVED:

Saul Centers, Inc.

/s/ J. Page Lansdale
Name: J. Page Lansdale
Title: President and Chief Operating Officer

Saul Holdings Limited Partnership

By: Saul Centers, Inc., General Partner

/s/ J. Page Lansdale
    Name: J. Page Lansdale
Title: President and Chief Operating Officer